Exhibit 10(i)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into and effective as of July 23rd, 2010 between SITE WIT CORP., a Florida corporation, (the “Company”) and LYRIS, INC., a Delaware corporation (“Purchaser”).

RECITALS

A. The Company and Purchaser are concurrently entering into a business relationship pursuant to a Strategic Partnership Agreement of even date herewith (the “Partnership Agreement”). As a condition of this partnership, the Company desires to sell a total of 6,193 shares of its common stock (collectively, the “Shares”) to Purchaser, the proceeds of which will enable the Company to strengthen and grow its business.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements by the parties contained herein, the parties agree as follows:

1. Authorization and Sale of the Shares.

1.1 Sale of Shares. Subject to the terms and conditions hereof, Purchaser agrees to purchase, and the Company agrees to sell and issue to Purchaser an aggregate of 6,193 shares of Common Stock at the times and subject to the conditions set forth in Section 1.2 below. The total consideration for the Shares shall be One Million Dollars ($1,000,000) which is based on a purchase price of approximately $161,4726 per share.

1.2 Closing Dates. The initial closing of the purchase and sale of the Shares hereunder (the “Initial Closing”) shall be held on July 23rd, 2010 or at such other time and place upon which the Company and the Purchasers shall agree (the date of the Closing is hereinafter referred to as the “Closing Date”). At the Initial Closing, Purchaser shall purchase 3,097 of the Shares (50% of the total) for a price of $500,000, The parties shall hold a second closing on the later of (i) September 1, 2010 or (ii) five (5) business days after the date of substantial completion of Phase 1 (as defined in the Partnership Agreement) by the Parties (the “Second Closing”), at which time Purchaser shall purchase 1,548 of the Shares for a price of $250,000. The parties shall hold a third closing on the later of (i) December 1, 2010 or (ii) five (5) business days after the date of substantial completion of Phase 2 (as defined in the Partnership Agreement) by the Parties (the “Third Closing”), at which time Purchaser shall purchase 1.548 of the Shares for a price of $250,000. The term “Closing” shall apply to each such closing unless otherwise specified. The completion of each phase is a condition precedent of Purchaser’s obligation to purchase the Shares; provided, however, Purchaser may, at its option, elect to purchase the Shares in advance of such completion upon written notice to the Company. If either Phase I or Phase 2 is delayed, the Parties shall cooperate in good faith to complete the applicable project as set forth in the Partnership Agreement.

1.3 Delivery. At the Closing, the Company will deliver to Purchaser a certificate representing the Shares that such Purchaser is purchasing against payment of the purchase price therefor by delivery of a check or wire transfer for the cash consideration due from Purchaser payable to the order of the Company for the Shares as set forth in Section 1.2 above.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. For purposes of these representations and warranties, the phrase “to the Company’s knowledge” shall mean the actual knowledge of Ricardo Lasa, CEO, after reasonable review of the Company’s records and investigation and consultation with its key employees.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. The Company has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction in which the failure to be so qualified will have a material adverse effect on the Company’s business as now conducted.

2.2 Capitalization. The authorized capital of the Company consists of 1,000,000 shares of Common Stock, of which 13,000 shares of Common Stock are outstanding immediately prior to the Initial Closing. The Shares have the rights, preferences, privileges and restrictions set forth in the Articles of Incorporation in the form attached hereto as Exhibit A (the “Articles”). The Company has designated 1,450 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to a Stock Option Plan (the “Stock Plan”). Options to purchase an aggregate of 1,145 shares of Common Stock have been granted and are currently outstanding. Except for the Stock Plan and the Common Stock specified in the Articles, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued. As of the Initial Closing, the Shares will constitute not less than thirty percent (30.0%) of the outstanding capital stock of the Company on a fully diluted basis.

2.3 Authorization. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company’s obligations under the Agreement have been taken or will be taken prior to the Closing. The Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, general equity principles, and limitations upon rights to indemnity. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be duly authorized, validly issued, fully-paid and non-assessable.

2.4 Compliance with Law and Other Instruments. The Company is not, and will not by virtue of entering into and performing this Agreement and the transactions contemplated hereunder be, in violation of any term of its Articles or Bylaws or any term or provision of any material mortgage, indenture, contract, agreement, instrument judgment or decree to which it is a party or by which it is bound. The Company is not and will not by virtue of entering into and performing this Agreement and the transactions contemplated hereunder be, in violation of any order addressed specifically to the Company nor, to the Company’s knowledge, any order, statute, rule or regulation applicable to the Company.

2.5 Litigation; Material Liabilities. There are no actions, suits, proceedings or investigations pending or threatened against the Company before any court or governmental agency. The Company has no material liability or obligation, absolute or contingent (individually or in the aggregate), except for liabilities incurred in the ordinary course of business that are not material (individually or in the aggregate) or those liabilities or obligations that individually do not exceed $25,000.

2.6 Valid issuance, of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Subject to the accuracy of the representations set forth in Section 3 hereof, the offer, sale and issuance of the Shares pursuant to this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).

2.7 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreement, or the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated thereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares under applicable blue sky laws, which filing and qualification, if required, will be accomplished in a timely manner.

2.8 Intellectual Property. The Company has full title to and ownership of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes (collectively, “Proprietary Information”) necessary for its business as now conducted. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing or that obligate the Company to pay any royalties for Proprietary Information, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

2.9 Taxes. The Company has timely filed all federal, state and other tax returns which are required to be filed and has paid all taxes which have become due and payable.

2.10 Company Benefit Plans. The Company has no pension, profit sharing, bonus, deferred compensation, retirement or other employee benefit plan or program which is subject to the provisions of ERISA.

2.11 Transactions with Affiliates. There are no loans, leases or other continuing arrangements between the Company on the one hand, and any officer, director or stockholder of the Company or any respective family member or affiliate of such officer, director or stockholder on the other hand.

2.12 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

2.13 Disclosures. This Agreement and other agreements entered into concurrently herewith do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances in which they were made. There is no material fact directly relating to the business, operations, condition or prospects of the Company (including any competitive developments, but other than facts which relate to general economic or industry trends or conditions) that could reasonably be expected to have a material adverse effect that has not been set forth in this Agreement or in any Schedule hereto.

3. Representations and Warranties of Purchaser. To induce the Company to enter into this Agreement and sell the Shares to Purchaser, and understanding that the Company will rely thereon. Purchaser hereby represents and warrants as follows:

3.1 Purchased for Own Account. Purchaser is acquiring the Shares for invest-ment, for Purchaser’s own account and not with a view to any sale or distribution or with any intention of disposing of the same or any interest therein. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.2 Restricted Securities. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), qualified under the California Corporate Securities Law of 1968, as amended, (the “Law”) or qualified or registered under any other state securities laws or statutes, and that they are being sold pursuant to exemptions from registration and qualification contained in the Act and the Law based in part upon the representations of Purchaser contained herein. Purchaser understands that the Shares must be held indefinitely unless subsequently registered under the Act and registered or qualified under the Law or applicable state securities laws or unless an exemption from such registration and qualification is applicable to any subsequent transfer. Purchaser will not sell or transfer the Shares without registration under the Act and registration or qualification under applicable state securities laws, unless exempt therefrom. Purchaser understands that the Company has no present plans for registration or for qualification of the Shares, and that the Company has no obligation to register or to qualify the Shares for any future sale or transfer by Purchaser.

3.3 Rule 144. Purchaser is aware of the terms of Rule 144 adopted by the Securities and Exchange Commission under the Act, relating to the conditions under which “restricted securities” (which term may include the Shares) may be transferred without registration under the Act. Purchaser understands that: (i) Rule 144 is not applicable or available with respect to immediate transfers of the Shares; and (ii) depending in part on Purchaser’s status as an affiliate (as such term is defined in Rule 144) or non-affiliate of the Company, Rule 144 may not be available for future transfers of the Shares because information meeting the requirements of Rule 144 is not publicly disseminated by the Company; and (iii) the Company has no obligation to Purchaser ever to disseminate information so as to make Rule 144 available for future transfers of the Shares.

3.4 Legends. Purchaser understands that the Shares are subject to restrictions on transfer described in the legends to be imprinted on the certificates evidencing the Shares. Such legends will include each legend required under any applicable local, state, federal or foreign law, including legends substantially in the following forms:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER WILL BE PERMITTED UNLESS AND UNTIL IT IS ESTABLISHED TO THE SATISFACTION OF THE CORPORATION, BY OPINION OF COUNSEL OR OTHERWISE, THAT SUCH TRANSFER IS REGISTERED OR MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

3.5 Disclosure of Information. Purchaser has reviewed and evaluated all information about the Company it deems material to the formulation of an investment decision and does not desire any further information or data concerning the Company. Purchaser acknowledges and understands the lack of material financial information for the Company, Purchaser has not received any other information, either written or oral, upon which he is relying to make this investment. Purchaser has had an opportunity to ask questions of the executive officers of the Company and enters into this Agreement with full knowledge of the highly risky and speculative nature of this investment. Based in part on its experience with the Company or its officers and directors, Purchaser has established a personal or business relationship with the Company’s officers and directors.

3.6 Investment Experience. Purchaser (or its officers and directors) (i) has substantial investment experience; (ii) has such knowledge and experience in financial and business matters that makes Purchaser capable of evaluating the merits and risks of the investment contemplated hereby; and (iii) is financially capable of undertaking the risks inherent in the proposed purchase of the Shares.

3.7 Indemnity. Purchaser shall indemnify and save and hold harmless the Company and its successors and assigns, and its officers, directors and controlling persons, against any loss, claim, damage, liability, cost and expense (“Claim”) arising out of a breach by Purchaser of any of the foregoing representations, warranties or covenants.

4. Conditions to Closing of Purchaser. Purchaser’s obligation to purchase the Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company shall have obtained all necessary permits and qualifications required under the Act or the Law, or secured exemptions therefrom, required by any state for the offer and sale of the Shares.

(b) The Company’s representations and warranties set forth in Section 2 above are true and correct as of each Closing and that the conditions set forth herein have been fulfilled.

(c) With regard to the Second and Third Closings, the respective Phase 1 and Phase 2 work shall have been substantially completed in the reasonable discretion of Purchaser.

(d) The Company shall have executed and delivered the Partnership Agreement.

(e) All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

5. Conditions to Closing of Company. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company shall have obtained all necessary permits and qualifications required under the Act or the Law, or secured exemptions therefrom, required by any state for the offer and sale of the Shares.

(b) Purchaser’s representations and warranties set forth in Section 3 above are true and correct and that the conditions set forth herein have been fulfilled.

(c) Purchaser shall have executed and delivered the Partnership Agreement.

(d) All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

6. Affirmative Covenants of the Company and Purchaser.

6.1 Board of Directors Composition.

(a) Board Representative. It is the intention of the Company to provide the Purchaser with the right to designate one member of the Board of Directors of the Company. The Company shall use its best efforts to enable the Purchaser to elect such board member so long as the Purchaser holds 3,097 shares of the Common Stock (as adjusted for any stock splits, combinations or dividends). In further consideration of the sale of the Shares, Ricardo Lasa, and any trusts or entities controlled by him that hold capital stock of the Company, (“Key Shareholder”) agrees to vote all of his or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such shareholder may be empowered to vote (together the “Key Shares”), from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, a person designated by Purchaser shall be elected to the Board.

(b) Size of the Board; Business Practices. Key Shareholder agrees to vote all of his or its Key Shares from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board of Directors of the Company shall be no larger than five (5) directors. The Company shall conduct periodic meetings of the board of directors no less than once per quarter during each calendar year. The Company shall conduct its business and corporate governance in accord with sound and customary good business practices consistent with other companies of similar sizes, and it shall use good faith efforts to follow such business practices as may be reasonably recommended by Purchaser.

(c) Removal of Board Member. Key Shareholder also agrees to vote all of his or its Key Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (a) no director elected pursuant to Section 6.1(a) of this Agreement may be removed from office, other than for cause, unless (i) such removal is directed or approved by the affirmative vote of the holders of a majority of the Shares of stock entitled under Section 6.1(a) to designate that director or (ii) the person(s) or entity(ies) originally entitled to designate or approve such director pursuant to Section 6.1 (a) is no longer so entitled to designate or approve such director; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 6.1 (a) shall be filled pursuant to the provisions of Section 6.1(a). Key Shareholder agrees to execute any written consents required to effectuate the obligations of this Agreement, and the Company agrees at the request of Purchaser entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors. So long as the shareholders of the Company are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

(d) Termination of Board Rights. The rights and obligations in this Section 6.1 shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (i) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction), or (ii) a merger, sale or transfer of substantially all of the assets of the Company. The provisions of this Section 6.1 may be amended upon agreement of Purchaser and the Company.

6.2 Information Rights. So long as Purchaser shall own not less than 3,097 shares of the Shares (as adjusted for stock splits, dividends and combinations), the Company hereby covenants and agrees as follows:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within fifteen (15) days thereafter, the Company will furnish Purchaser a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied, except for disclosures and footnotes normally included in audited financial statements. In the event the Company prepares audited financial statements, such statements will be delivered to Purchaser as set forth herein.

(b) The Company will furnish Purchaser as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within ten (10) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements.

(c) The Company will furnish Purchaser prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year, prepared on a monthly basis.

6.3 Pre-emptive Rights.

(a) Grant Of Rights. Subject to the provisions of this Section 6.3, so long as Purchaser owns not less than 3,097 of the Shares (as adjusted for stock splits, dividends and combinations). Purchaser shall have the right to purchase, during such period or periods, at such prices and on such other terms and conditions as may be fixed by the Board of Directors of the Company, any shares of Common Stock of the Company, and any rights, options, warrants, or other instruments or securities exchangeable for or convertible into shares of Common Stock or evidencing any right to subscribe for, purchase or otherwise acquire shares of Common Stock (collectively, “Convertible Securities”), which may be issued from time to time.

(b) Exceptions. Notwithstanding the foregoing subsection 6.3(a), and without first offering the same to the holders of the Shares, any share or shares of Common Stock now or hereafter authorized may be issued (i) in exchange for capital stock or indebtedness of the Company; (ii) to fulfill or comply with any obligation of the Company to issue up to 1,500 shares of Common Stock (as adjusted for any stock split, stock dividend or recapitalization) pursuant to any present or future stock option plan, stock purchase, bonus, savings, investment, or other stock incentive programs for the benefit of the employees of the Company or any subsidiary of the Company, as may be established within the discretion of the Board of Directors of the Company; or (iii) upon conversion of any shares of Convertible Securities now or any time hereafter issued.

(c) Notice. The Board of Directors shall give notice not less than twenty (20) days prior to any proposed issuance subject to this Section 6.3, indicating the terms thereof, to Purchaser. The portion of the securities which Purchaser shall have the initial right to purchase in any issuance subject to this subsection, shall be in the same ratio to the total number of securities to be issued as the number of Shares held of record by Purchaser on the date set for the determination of shares entitled to such right bears to the total number of shares of Common Stock (assuming conversion of all Convertible Securities) of the Company, taken as a whole, at the time outstanding.

7. General Provisions.

7.1 Governing Law; Entire Agreement. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Florida as to matters within the scope thereof and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws. This Agreement and the Partnership Agreement represents the entire Agreement between the parties with respect to the purchase of the Shares by the Purchaser and may only be modified or amended in a writing signed by all parties hereto.

7.2 Binding Upon Successors. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors, assigns, executors and heirs.

7.3 No Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

7.4 Arbitration. Any dispute or claim in law or equity arising out of this Agreement or any transaction resulting from this Agreement shall be decided by neutral binding arbitration in accordance with the rules of JAMS/Endispute, and not by court action except as provided by California law for judicial review of arbitration proceedings. The arbitration shall be conducted in Oakland, California. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have the right to discovery in accordance with Code of Civil Procedure Section 1283.05 in connection with any arbitration proceeding held hereunder. The filing of a judicial action for an order of attachment, an injunction, or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.

7.5 Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in any such action or proceeding, in addition to any other relief to which it or they may be entitled.

7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signature pages exchanged via facsimile or electronic mail shall be considered to be executed originals.

7.7 Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery, or the next business day if sent by recognized overnight courier, or on the third business day after the postmark when sent by United States Certified Mail, Return Receipt Requested, addressed as follows:

The Company:	SiteWit Corp. 17543 N Dale Mabry Highway Lutz, FL 33548 Attn: Mr. Ricardo Lasa, CEO Phone: (813) 221-8389 Fax: (813) 435-2377

Purchaser:	Lyris, Inc. 6401 Hollis Street, Suite 125 Emeryville, CA 94608 Attn: Mr. Luis Rivera Phone: (510) 844-1502 Fax: (510) 844-1599

or to such other address or to the attention of such other person as the recipient person has previously furnished to the other party in writing in accordance with this subsection.

7.8 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.9 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

7.10 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

[Signature Page to Follow]

The parties have executed this Agreement and it shall be effective as of the date and year first above written.

THE COMPANY:		PURCHASER:

SITEWIT CORP.		LYRIS. INC.

By:	/s/ Ricardo Lasa 7/23/2010	By:	/s/ Luis Rivera 7-13-2010
	Ricardo Lasa, CEO		Luis Rivera, CEO

Exhibit A

Articles of Incorporation